Delisting Determination, The Nasdaq Stock Market, LLC,
March 3, 2023, EQONEX Limited.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the ordinary shares of EQONEX Limited (the Company), effective at the opening of the trading session on March 13, 2023.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5101, 5110(b), and IM-5101-1.
The Company was notified of the Staff determination on November 21, 2022. On November 28, 2022, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Rule 5815. In application of Nasdaq rules the Company shares were suspended on November 30, 2022. On December 19, 2022, Nasdaq Staff issued and additional delist determination for the Company failure to meet the requirements in Listing Rule 5550(a)(2). On January 4, 2023, the Company withdrew its appeal. The Staff determination to delist the Company became final on February 21, 2023.